Exhibit 10.3

March 6, 2026

Re: Employment Terms

Dear Jane:

On behalf of Vera Therapeutics, Inc. (the “Company”), I am pleased to offer you employment at the Company on the terms set forth in this offer letter agreement (this “Agreement”). As discussed, the terms of this Agreement govern with respect to your employment, which shall commence on or around March 23, 2026.

1.
Employment by the Company.
(a)
Position. You will serve as the Company’s Chief Legal Officer. During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. It is anticipated that such business of the Company will include your providing services to entities that are subsidiaries of the Company or otherwise affiliated with the Company, without further or additional compensation or benefits other than as set forth in this Agreement.

End of Consulting Relationship. End of Consulting Relationship. Immediately upon the start of your employment, your Professional Services Agreement between the Company and Lecar, Inc. dated December 22, 2025 will end. You acknowledge and agree that as of the date you sign this Agreement (and other than your hourly rate for services performed during the final month of your consulting engagement with the Company), you have received all compensation owed for all work performed as a consultant, whether under the Consulting Agreement or otherwise, and you are no longer eligible for nor entitled to any further compensation, as a consultant or otherwise, other than as expressly set forth in this Agreement. You acknowledge your continuing obligations to the Company after the end of your consulting relationship, pursuant to the Consulting Agreement.

(b)
Duties and Location. You will perform such duties and responsibilities as are customary for your position or as may be directed by Marshall Fordyce, Chief Executive Officer, to whom you will report. Your primary office location will be at our office located in Brisbane, California. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel. The Company may modify your job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.
2.
Base Salary and Employee Benefits.
(a)
Salary. You will receive for services to be rendered hereunder a base salary paid at the rate of $490,000 per year, less standard payroll deductions and tax withholdings. Your base salary will be paid on the Company’s ordinary payroll cycle. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.

Jane Wright-Mitchell

February 26, 2026

(b)
Benefits. As a regular full-time employee, you will be eligible to participate in the Company’s standard employee benefits (pursuant to the terms and conditions of the benefit plans and applicable policies, as may be amended from time to time), all of which are described in summary plan descriptions and policies that will be available or provided to you by the Company.
3.
Annual Bonus. You will be eligible to earn an annual performance bonus of up to 40% of your base salary rate (the “Annual Bonus”). The Annual Bonus will be based upon the Company’s assessment of your performance and the Company’s attainment of written targeted goals as set by the Company in its sole discretion. Bonus payments, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Board (as defined below) will determine whether you have earned an Annual Bonus, and the amount of any such bonus, based on the achievement of such goals. No amount of Annual Bonus is guaranteed, and you must be an employee on the Annual Bonus payment date to be eligible to earn and receive an Annual Bonus. The Annual Bonus, if earned, will be paid no later than March 15 of the calendar year after the applicable bonus year.
4.
Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
5.
Equity Compensation. Subject to approval by the Company’s Board of Directors (the “Board”), the Company anticipates granting you a combination of restricted stock units (the “RSU Award”) and an option to purchase shares of the Company’s common stock (the “Option”), weighted equally on a grant-date fair value basis, with an aggregate grant-date fair value of approximately $3,500,000. The number of restricted stock units (RSUs) will be calculated based on the Company’s trailing 30-trading-day average stock price through the trading day immediately preceding your hire date. The number of stock options will be determined using the Black-Scholes valuation methodology, applied over the same 30-trading-day period. The anticipated RSU Award and Option will be governed by the terms and conditions of the applicable Company equity compensation plan (such as, but not limited to, the 2021 Equity Compensation Plan or the 2024 Inducement Plan), at the Company’s sole discretion (the “Plan”) and your grant agreement, and will include the following vesting schedule(s): (i) For the Option: 12/48ths of the total shares will vest on the one year anniversary of the vesting commencement date, and 1/48th of the total shares will vest each month thereafter on the same day of the month as the vesting commencement date (or if there is no corresponding day, on the last day of the month, and (ii) for the RSU Award: 1/4 of the total shares will vest on the first, second, third and fourth anniversary of the first Quarterly Date (as defined below) following your vesting commencement date, in each case subject to your Continuous Service (as defined in the Plan) as of each such date. “Quarterly Date” means February 20, May 20, August 20 and November 20.
6.
Compliance with Confidentiality Information Agreement and Company Policies. As a condition of employment, you agree to sign and comply with the Company’s Employee Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”), attached hereto as Exhibit A. In addition, you are required to abide by the Company’s policies and procedures, as modified from time to time within the Company’s discretion, and acknowledge in writing that you have read and will comply with the Company’s Employee Handbook (and provide additional such acknowledgements as the Employee Handbook may be modified from time to time); provided, however, that in the event the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
7.
Protection of Third Party Information. In your work for the Company, you will be expected not to make any unauthorized use or disclosure of any confidential or proprietary information, including trade secrets, of any former employer or other third party to whom you have contractual obligations to protect such information. Rather, you will be expected to use only that information which is generally known and used by

Jane Wright-Mitchell

February 26, 2026

persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession of any unpublished documents, materials, electronically recorded information, or other property belonging to any former employer or other third party to whom you have a contractual obligation to protect such property. In addition, you represent and warrant that your employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, that you will perform your duties to the Company without violating any such agreement(s), and that you have disclosed to the Company in writing any contract you have signed that may restrict your activities on behalf of the Company.
8.
At-Will Employment Relationship. Your employment relationship with the Company is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time, with or without Cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by a duly authorized officer of the Company.
9.
Severance Absent a Change in Control. If (x) the Company terminates your employment without Cause (other than as a result of your death or disability) or (y) you resign your employment with the Company for Good Reason (such terminations in “x” and “y” referred to as a “Qualifying Termination”), provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to Sections 11, 13 and 14 below and your continued compliance with the terms of this Agreement (including without limitation Section 7 above), the Company will provide you with the following severance benefits (the “Non-CIC Severance Benefits”):
(a)
Cash Severance. The Company will pay you, as cash severance, nine months of your base salary in effect as of your Separation from Service Date, less standard payroll deductions and tax withholdings (the “Severance”). The Severance will be paid in installments on the Company’s ordinary payroll dates, commencing on the Company’s first regular payroll date that is not more than 30 days following your Separation from Service Date, provided the Release (as defined below) has become effective by such date, and shall be for any accrued base salary for the 30-day period plus the period from the 30th day until the regular payroll date, if applicable, and all salary continuation payments thereafter, if any, shall be made in equal installments on the Company’s regular payroll dates.
(b)
COBRA Severance. As an additional severance benefit, the Company will continue to pay the cost of your and your dependents’ health care coverage in effect at the time of your Separation from Service for a maximum of nine months, either under the Company’s regular health plan (if permitted), or by reimbursing for or paying your and your dependents’ COBRA premiums (the “COBRA Severance”). The Company’s obligation to pay the COBRA Severance on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. You must notify the Company within two weeks if you obtain coverage from a new source. This payment of COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which you would otherwise be entitled under applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your and your dependents’ group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you and your

Jane Wright-Mitchell

February 26, 2026

dependents obtain other coverage and (y) the last day of the ninth calendar month following your Separation from Service Date.
10.
Change in Control Severance. In the event of a Qualifying Termination that occurs within three months prior to or within twelve months following the closing of a Change in Control (as defined below), provided such Qualifying Termination constitutes a Separation from Service, then subject to Sections 11, 13 and 14 below and your continued compliance with the terms of this Agreement (including without limitation Section 7 above), the Company will (a) accelerate the vesting of any of your then-unvested equity in the Company such that 100% of such equity shall be deemed immediately vested and exercisable as of your Separation from Service Date; and (b) increase the amount of Severance described in Section 9(a) and COBRA Severance described in Section 9(b) to twelve months, and add to the cash component, as an additional severance benefit, an amount equal to your target Annual Bonus for the year of your Qualifying Termination, with such cash component to be paid in a single lump sum within ten business days after the effective date of the Release (the “CIC Severance Benefits”).
11.
Limitation on Severance Benefits / Clawback and Recovery. Under no circumstances will you be able to receive both the Non-CIC Severance Benefits and the CIC Severance Benefits. Any and all Non-CIC Severance Benefits and CIC Severance Benefits provided under this Agreement will be subject to recoupment in accordance with the Company’s Incentive Compensation Recoupment Policy, as the same may be amended or restated from time to time, and any other clawback policy that the Company adopts.
12.
Termination for Cause; Resignation Without Good Reason; Death or Disability. If at any time (a) the Company terminates your employment for Cause, (b) you resign your employment without Good Reason, or (c) either party terminates your employment as a result of your death or disability, then in any such case you will receive only your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance benefits, other than your rights to the vested portion of any equity and any other rights to which you are entitled under the Company’s benefit programs.
13.
Conditions to Receipt of the Non-CIC Severance Benefits and CIC Severance Benefits. Prior to and as a condition to your receipt of the Non-CIC Severance Benefits or CIC Severance Benefits described above, you shall execute and deliver to the Company an effective release of claims in favor of the Company and substantially in the form attached as Exhibit B to this Agreement (the “Release”) (which will include a non-disparagement covenant in favor of the Company) within the applicable timeframe set forth therein, but not later than 21 days following your Separation from Service Date, and allow the Release to become effective according to its terms (by not invoking any legal right to revoke it) within any applicable time period set forth therein (such latest permitted effective date, the “Release Deadline”). The Release may be modified as required to conform to state-specific requirements, multiple-person terminations and/or changes in applicable state or federal law.
14.
Return of Company Property. Within five business days after your Separation from Service Date (or earlier if requested by the Company), you will return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, including, but not limited to, Company files, notes, financial and operational information, customer lists and contact information, product and services information, research and development information, Company account and device login and password information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain

Jane Wright-Mitchell

February 26, 2026

or embody any proprietary or confidential information of the Company, and all reproductions thereof in whole or in part and in any medium. You further agree that you will make a diligent search to locate any such documents, property and information and return them to the Company within the timeframe provided above. In addition, if you have used any personally-owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five business days after your Separation from Service Date you will make best efforts to permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part). You shall deliver to the Company a signed statement certifying compliance with this Section 14 prior to the receipt of the Non-CIC Severance Benefits or CIC Severance Benefits.
15.
Outside Activities. Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. Subject to the restrictions set forth herein and with the prior written consent of the Company, you may serve as a director of other corporations and may devote a reasonable amount of your time to other types of business or public activities not expressly mentioned in this paragraph. In particular, the Company acknowledges that you have certain duties as an owner of Lecar Inc, and the Company hereby consents to your continuing to perform those duties, so long as they do not compromise or threaten to compromise the Company’s business interests or conflict or interfere with your duties to the Company. You must notify the Company immediately if any such duties or other conduct by you could in any way compromise or threaten to compromise the Company’s business interests, or conflict or reasonably could conflict or interfere with your duties to the Company. The Company may rescind its consent to your service as a director of all other corporations or participation in other business or public activities, if the Company, in its sole discretion, determines that such activities compromise or threaten to compromise the Company’s business interests or conflict with your duties to the Company.

During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

16.
Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

For purposes of this Agreement, “Cause” for termination will mean your: (a) commission or conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (b) your commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company; (c) material breach of your duties to the Company; (d) intentional damage to any property of the Company; (e) misconduct, or other violation of Company policy that causes harm; (f) your material violation of any written and fully executed contract or agreement between you and the Company, including without limitation, material breach of your Confidentiality Agreement, or of any Company policy, or of any statutory duty you owe to the Company; or (g) conduct by you which in the good faith and reasonable determination of the Company demonstrates gross unfitness to serve.

For purposes of this Agreement, you shall have “Good Reason” for resigning from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (a) a material reduction in your base salary, which the parties agree is a reduction of at least 10% of your base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (b) a material reduction in your duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction”

Jane Wright-Mitchell

February 26, 2026

in and of itself unless your new duties are materially reduced from the prior duties; or (c) relocation of your principal place of employment to a place that increases your one-way commute by more than 50 miles as compared to your then-current principal place of employment immediately prior to such relocation, provided that if you work remotely during any period in which your regular principal place of employment at a Company office is closed, then neither your relocation to remote work or back to the office from remote work will be considered a relocation of your principal place of employment with the Company for purposes of this definition. In order to resign for Good Reason, you must provide written notice to the Chief Executive Officer or the Board within 30 days after each occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company not later than 30 days after the expiration of the cure period.

For purposes of this Agreement, “Change in Control” shall mean: (a) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (b) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; provided that the foregoing shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof; or (c) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

17.
Compliance with Section 409A. It is intended that the Non-CIC Severance Benefits and CIC Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that the Non-CIC Severance Benefits or CIC Severance Benefits constitute “deferred compensation” under Section 409A and you are, on the date of your Qualifying Termination, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of the Non-CIC Severance Benefits or CIC Severance Benefits shall be delayed until the earliest of: (i) the date that is six months and one day after your Qualifying Termination date, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this section shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. If the Non-CIC Severance Benefits or CIC Severance Benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which you have a Qualifying Termination, the Release will not be deemed effective any earlier than the Release Deadline. The Non-CIC Severance Benefits and CIC Severance Benefits are intended to qualify for an exemption from application of Section 409A or comply with its

Jane Wright-Mitchell

February 26, 2026

requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.
18.
Section 280G; Parachute Payments.
(a)
If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (1) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (2) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
(b)
Notwithstanding any provision of subsection (a) above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (1) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (2) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (3) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
(c)
Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 18. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within 15 calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.
(d)
If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 18(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 18(a)) so that no portion of the remaining Payment is

Jane Wright-Mitchell

February 26, 2026

subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 18(a), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
19.
Dispute Resolution. To aid the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this offer letter, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: (i) https://www.jamsadr.com/rules-employment-arbitration/) and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where you last worked for the Company or another mutually agreeable location. Notwithstanding the foregoing, if JAMS is unavailable due to location or otherwise, or if the parties mutually agree, then the arbitration shall be conducted by the American Arbitration Association (“AAA”) or its successor, under AAA’s then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: https://www.adr.org/sites/default/files/EmploymentRules-Web.pdf), at a location closest to where you last worked for the Company or another mutually agreeable location. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You acknowledge and agree that proceedings of any non-individual claim(s) under the California Private Attorneys General Act (“PAGA”) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual or individual PAGA claim. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a)

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have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all arbitration administrative fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in your Employee Confidential Information and Inventions Assignment Agreement or as otherwise provided under applicable law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. You and the Company acknowledge your right to (1) report any good faith allegation of unlawful employment practices to any appropriate federal, state, or local government agency that enforces anti-discrimination laws; (2) report any good faith allegation of criminal conduct to any appropriate federal, state, or local official; (3) participate in a proceeding with any appropriate federal, state, or local government agency that enforces anti-discrimination laws; (4) make any truthful statements or disclosures required by law, regulation, or legal process; and (5) request or receive confidential legal advice.
20.
Miscellaneous. This offer is contingent upon a background check clearance, reference checks clearance, and satisfactory proof of your identity and right to work in the United States. This Agreement, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law (e.g., www.docusign.com)) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes, and may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

Please sign and date this Agreement and the enclosed Confidentiality Agreement and return them to me on or before March 3, 2026 if you wish to accept employment at the Company under the terms described above. The offer of employment herein will expire if I do not receive this signed letter by that date. I would be happy to discuss any questions that you may have about these terms.

We are delighted to be making this offer and the Company looks forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Jane Wright-Mitchell

February 26, 2026

/s/ Marshall Fordyce
Marshall W. Fordyce, M.D.
Chief Executive Officer

Reviewed, Understood, and Accepted:

/s/ Jane Wright-Mitchell March 7, 2026
Jane Wright-Mitchell Date

Exhibit A: Employee Confidentiality Agreement
Exhibit B: Form of Release

Exhibit A

CONFIDENTIALITY AGREEMENT

Exhibit B

FORM OF RELEASE

In exchange for the severance benefits to be provided to me by Vera Therapeutics, Inc. (the “Company”) pursuant to my employment offer letter agreement between me and the Company, dated February 26, 2026 (the “Employment Agreement”), I hereby provide the following release.

I hereby generally and completely release the Company and its parents, subsidiaries, successors, predecessors, and affiliates, and each of their respective current and former directors, officers, employees, stockholders, shareholders, agents, attorneys, insurers, and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, provincial and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Employee Retirement Income Security Act of 1974 (as amended), the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the California Labor Code, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, I understand that the following claims are not included in my release: (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement; the charter, bylaws, or operating agreements of the Company; or under applicable law; (ii) any rights I have to file or pursue a claim for workers’ compensation or unemployment insurance; or (iii) any rights which cannot be waived as a matter of law.

I acknowledge that I have been advised, pursuant to California Government Code Section 12964.5(b)(4), that I have a right to consult an attorney regarding this release and that I was given a reasonable time period of not less than five business days in which to do so. I further acknowledge and agree that, in the event I sign this release prior to the end of the reasonable time period, my decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this release; (b) I should consult with an attorney prior to signing this release (although I may choose voluntarily not do so); (c) I have 21 days to consider this release (although I may choose voluntarily to sign this release earlier); (d) I have seven days following the date I sign this release to revoke it by providing written notice to the Board of Directors; and (e) this release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this release.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby

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expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

In addition, I understand that nothing in this release limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand this release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit my right to receive a government-issued award for information provided to a Government Agency in connection with a government whistleblower program or protected whistleblower activity, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this release. I further understand that nothing in this release prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful, or waives any rights I may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

I hereby represent that I have been paid all compensation owed and for all hours worked; I have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim. I further acknowledge that, other than the severance benefits that will be provided to me pursuant to the Employment Agreement upon the effectiveness of this release, among other required conditions, I have not earned and will not receive from the Company any additional compensation, severance, or benefits, with the exception of any vested right I may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, I acknowledge that I have not earned and am not owed any bonus, vacation, incentive compensation, severance, commissions or equity.

I further acknowledge my continuing obligations under my Employee Confidential Information and Inventions Assignment Agreement.

I hereby agree not to disparage the Company or any of its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputations or personal reputations; provided that I may respond accurately and fully to any question, inquiry or request for information when required by the legal process or in connection with a government investigation. In addition, nothing in this release is intended to prohibit or restrain me in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation.

I acknowledge that to become effective, I must sign and return this release to the Company so that it is received not later than 21 days following the date it is provided to me.

Jane Wright-Mitchell

Date:

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